Exhibit 99.1

                          AES CHINA GENERATING CO. LTD.
            STATEMENT RE: COMPUTATION OF FIXED CHARGE COVERAGE RATIO
                       (in thousands except ratio amounts)


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                                                                                           Fiscal period ended
                                                                                             November 30,
                                                                           ------------------------------------------------
                                                                              1996                1995                1994
                                                                           ----------          ----------           -------
Adjusted Cash Flow

(A)      Cash Inflow:

(i)      Dividend, distribution, payment of interest and scheduled
         repayment of loan received by the Company and its Wholly
         Owned Subsidiaries from the Project Companies                      $ 2,420              $    -              $    -

(ii)     50% of the combined interest income of the Company and its
         Wholly Owned Subsidiaries from cash, cash equivalents and
         investments in marketable securities                                 2,751               5,090                3,298
                                                                            --------            --------             -------

                                                                              5,171               5,090                3,298
                                                                            --------            --------             -------

(B)      Cash Outflow:

(i)      Selling, general and administrative expenses of the Company
         and its Wholly Owned Subsidiaries                                      994               1,779                1,250

(ii)     Company Designated Costs                                            10,312               9,880                6,403
                                                                            --------            --------             -------

                                                                             11,306              11,659                7,653
                                                                            --------            --------             -------

                                                                            $(6,135)            $(6,569)             $(4,355)
                                                                            ========            ========             ========

Adjusted Interest Expense                                                      -                    -                    -
                                                                          ===========          ===========          =========

Fixed Charge Coverage Ratio                                                    -                    -                    -
                                                                          ===========          ===========          =========


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